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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                       Date of Report: December 21, 1999
                Date of Earliest Event Reported: December 7, 1999

                       AMERICAN CABLE TV INVESTORS 5, LTD.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

 Colorado                       0-16784                           84-1048934
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(State of                     (Commission                       (IRS Employer
formation)                    File Number)                     Identification #)

              9197 South Peoria Street, Englewood, Colorado 80112
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                    (Address of Principal Executive Offices)

                                 (720) 875-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


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Item 2.  Acquisition or Disposition of Assets

         On December 7, 1999, the Partnership consummated the sale of its remaining cable television system serving subscribers located in and around Riverside, California (the "Riverside System") to Century Exchange LLC ("Century"), an unaffiliated third party, for an unadjusted sale price of $33 million (the "Riverside Sale"). In connection with the Riverside Sale, Century waived the condition to closing that all required consents be obtained prior to closing the Riverside Sale, as such condition related to the transfer to Century of the Franchise Agreement between the Partnership and the City of Moreno Valley that authorizes the Partnership to provide cable television service to subscribers located in and around Moreno Valley, California (the "Moreno Franchise Agreement"). Accordingly, all of the Riverside System's cable television assets other than the Moreno Franchise Agreement were transferred to Century on December 7, 1999. As of the date of this Report on Form 8-K, consent to transfer the Moreno Franchise Agreement to Century had not yet been obtained. In connection with the Riverside Sale, the Partnership entered into a management agreement with Century pursuant to which Century will be entitled to all net cash flows generated by the portion of the Riverside System that is subject to the Moreno Franchise Agreement until such time as the City of Moreno Valley approves the transfer of the Moreno Franchise Agreement from the Partnership to Century. Upon receipt of such approval from the City of Moreno Valley, the Moreno Franchise Agreement will be transferred to Century post-closing and the management agreement will be terminated. In accordance with the terms of the asset purchase agreement relating to the Riverside Sale, $1.5 million of the sales price has been placed in escrow for 180 days in order to satisfy any indemnifiable claims made by Century.

         On December 7, 1999, Tele-Communications, Inc. ("TCI"), an affiliate of the Partnership, and Century established a joint venture (the "Joint Venture") that combined multiple cable television systems in Southern California. TCI, through certain of its subsidiaries, owns a 100% ownership interest in the general partner of the Partnership. The Riverside System is among those systems that was contributed to the Joint Venture by Century. TCI has an approximate 25% interest in the Joint Venture, which is managed by Century.

         The Riverside Sale was approved by the limited partners of the Partnership (the "Limited Partners") at a special meeting that occurred on December 11, 1998.

         The Partnership has not yet made a determination as to the amount or timing of any distribution of proceeds from the Riverside Sale.

         Assuming the Riverside Sale had occurred on September 30, 1999, it is estimated that the pro forma net cash proceeds available for distribution to Limited Partners would have been approximately $236 per $500 unit ("Unit") of limited partnership interest (the "Pro Forma Distribution Per Unit"). The Partnership previously distributed $535 per Unit to its Limited Partners from the Partnership's share of the cash proceeds from the sale of the other cable television systems owned by the Partnership. The Pro Forma Distribution Per Unit, which is based upon the Partnership's historical financial position at September 30, 1999, has not been reduced for any non resident state income taxes that may be required to be withheld by the Partnership, does not reflect any reserves for contingent liabilities and is based on various assumptions with respect to transaction related costs and other matters. Accordingly, the actual amounts distributed to the Limited Partners will vary from the Pro Forma Distribution Per Unit to the extent that the Partnership's September 30, 1999 financial position and/or the aforementioned assumptions do not reflect actual amounts or conditions.


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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (b) The consummation of the Riverside Sale resulted in the sale of all of the Partnership's cable television assets. After giving effect to the Riverside Sale and the related distributions to the Partnership's partners, as if they had occurred on September 30, 1999, the Partnership's pro forma condensed balance sheet at September 30, 1999 would reflect no assets and no liabilities. After giving effect to the Riverside Sale and the related distributions to the Partnership's partners, as if they had occurred on January 1, 1998, the Partnership's pro forma condensed statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 would reflect no revenue and no expenses.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        AMERICAN CABLE TV INVESTORS 5, LTD.

                                        (A Colorado Limited Partnership)

                                        By:   TCI VENTURES FIVE, INC.,
                                              Its General Partner

Date:  December 21, 1999                By:   /s/   Ann M. Koets
                                              --------------------------------
                                              Ann M. Koets
                                              Vice President
                                              (Chief Accounting Officer)